Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-116600, 333-74976, 333-107822 and 333-140187) of Targeted Genetics Corporation and the related Prospectuses and to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-03889, 333-28151, 333-58907, 333-61738, 333-78523 and 333-48220) pertaining to Targeted Genetics Corporation’s 1992 Restated Stock Option Plan, Stock Option Plan for Nonemployee Directors, 1999 Stock Option Plan and Genovo Roll-over Stock Option Plan of our report dated March 28, 2007, with respect to the consolidated financial statements of Targeted Genetics Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Seattle, Washington
March 28, 2007